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          SECURITIES AND EXCHANGE COMMISSION
                Washington, D.C.  20549



                     SCHEDULE 13G
                    (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
               PURSUANT TO RULE 13d-2(b)

                (Amendment No. 1) *



                  BCSB Bankcorp, Inc.
-------------------------------------------------------
                   (Name of Issuer)


                     Common Stock
-------------------------------------------------------
            (Title of Class of Securities)


                    054948 10 4
                   -------------
                  (CUSIP Number)


                       N/A
-------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [x] Rule 13d-1(b)

     [x] Rule 13d-1(c)

     [ ] Rule 13d-1(d)


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                  Page 1 of 16 pages
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CUSIP NO.  054948 10 4          13G                 Page 2 of 16


1.   NAME OF REPORTING PERSONS:  BCSB Bankcorp, Inc.  Employee
     Stock Ownership Plan Trust

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     52-2158786


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
        (a)  [ ]
        (b)  [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                          0

6.   SHARED VOTING POWER                  182,928

7.   SOLE DISPOSITIVE POWER                     0

8.   SHARED DISPOSITIVE POWER             182,928

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                              182,928

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*  [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  3.0%

12.  TYPE OF REPORTING PERSON:*   EP


         * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.  054948 10 4            13G         Page 3 of 16 Pages


1.   NAME OF REPORTING PERSONS:  BCSB Bankcorp, Inc.  Deferred
     Compensation Plan Trust

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     52-2108333


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
        (a)  [ ]
        (b)  [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                           0

6.   SHARED VOTING POWER                    98,659

7.   SOLE DISPOSITIVE POWER                      0

8.   SHARED DISPOSITIVE POWER               98,659

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                                98,659

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  1.6%

12.  TYPE OF REPORTING PERSON*:   EP


         * SEE INSTRUCTIONS BEFORE FILLING OUT!
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CUSIP NO.  054948 10 4          13G           Page 4 of 16 Pages


1.   NAME OF REPORTING PERSONS:  Baltimore County Savings Bank
     Foundation, Inc.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     52-2108339


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
        (a)  [ ]
        (b)  [X]


3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                          0

6.   SHARED VOTING POWER                   68,800

7.   SOLE DISPOSITIVE POWER                     0

8.   SHARED DISPOSITIVE POWER              68,800

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                               68,800


10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*  [  ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  1.1%

12.  TYPE OF REPORTING PERSON*:   EP


         * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  054948 10 4          13G           Page 5 of 16 Pages


1.   NAME OF REPORTING PERSONS:  Baltimore County Savings Bank
     Employees' Savings & Profit Sharing Plan and Trust

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     52-1892231


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
       (a)  [ ]
       (b)  [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                       0

6.   SHARED VOTING POWER                55,676

7.   SOLE DISPOSITIVE POWER                  0

8.   SHARED DISPOSITIVE POWER           55,676

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                            55,676

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  0.9%

12.  TYPE OF REPORTING PERSON:*   EP


         * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.  054948 10 4          13G           Page 6 of 16 Pages


1.   NAME OF REPORTING PERSONS:
     BCSB Bankcorp, Inc.
     Management Recognition Plan Trust

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
     52-2108333

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
       (a)  [ ]
       (b)  [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     State of Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                           0

6.   SHARED VOTING POWER                    91,464

7.   SOLE DISPOSITIVE POWER                      0

8.   SHARED DISPOSITIVE POWER               91,464

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                                91,464

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*  [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  1.5%

12.  TYPE OF REPORTING PERSON:*   IN


         * SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP NO.  054948 10 4          13G           Page 7 of 16 Pages


1.   NAME OF REPORTING PERSONS:  H. Adrian Cox

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
       (a)  [ ]
       (b)  [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                        2,587

6.   SHARED VOTING POWER                    479,235

7.   SOLE DISPOSITIVE POWER                   2,587

8.   SHARED DISPOSITIVE POWER               479,235

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                                481,822

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES:*  [  ]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  7.9%

12.  TYPE OF REPORTING PERSON:*   IN


         * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  054948 10 4          13G           Page 8 of 16 Pages


1.   NAME OF REPORTING PERSONS:  Frank W. Dunton

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)


2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
       (a)  [ ]
       (b)  [X]


3.   SEC USE ONLY

4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                        5,000

6.   SHARED VOTING POWER                    387,771

7.   SOLE DISPOSITIVE POWER                   5,000

8.   SHARED DISPOSITIVE POWER               387,771

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                                392,771

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*:  [  ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  6.4%

12.  TYPE OF REPORTING PERSON*:   IN


         * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  054948 10 4          13G           Page 9 of 16 Pages


1.   NAME OF REPORTING PERSONS:  Henry V. Kahl

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
        (a)  [ ]
        (b)  [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                           167

6.   SHARED VOTING POWER                     479,235

7.   SOLE DISPOSITIVE POWER                      167

8.   SHARED DISPOSITIVE POWER                479,235

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                                 479,402

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*:  [  ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  7.9%

12.  TYPE OF REPORTING PERSON:*   IN


         * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  054948 10 4          13G          Page 10 of 16 Pages


1.   NAME OF REPORTING PERSONS:  John J. Panzer, Jr.

     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*:
        (a)  [ ]
        (b)  [X]


3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION:
     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON
WITH:

5.   SOLE VOTING POWER                         5,317

6.   SHARED VOTING POWER                      91,464

7.   SOLE DISPOSITIVE POWER                    5,317

8.   SHARED DISPOSITIVE POWER                 91,464

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON:                                  96,781

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*:  [  ]


11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9:  1.5%

12.  TYPE OF REPORTING PERSON:*   IN


         * SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                             Page 11 of 16 Pages

ITEM 1(a) NAME OF ISSUER:
     BCSB Bankcorp, Inc.

ITEM 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
     4111 East Joppa Road, Suite 300
     Baltimore, Maryland 21236

ITEM 2(a) NAME OF PERSON(S) FILING:
     The BCSB Bankcorp, Inc. Employee Stock Ownership Plan
Trust (the "ESOP Trust"), the BCSB Bankcorp, Inc. Deferred Compensation Plan Trust (the "DCP Trust"), the Baltimore County Savings Bank Foundation, Inc. ("Foundation"), the Baltimore County Savings Bank Employees' Savings & Profit Sharing Plan and Trust (the "Savings Trust"), the BCSB Bankcorp, Inc. Management Recognition Plan Trust (the "MRP Trust"), and H. Adrian Cox, Frank W. Dunton, Henry V. Kahl and John J. Panzer, Jr. (together, the "Trustees"), who serve as all or some of the trustees of said trusts and Foundation (together, the "Trusts").

ITEM 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE:
     Same as Item 1(b).

ITEM 2(c) CITIZENSHIP:
     See Row 4 of the second part of the cover page provided for each reporting person.

ITEM 2(d) TITLE OF CLASS OF SECURITIES:
     Common Stock, par value $.01 per share.

ITEM 2(e)      CUSIP NUMBER:
     See the upper left corner of the second part of the cover page provided for each reporting person.

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-
          1(b), or 13d-2(b) or (c), CHECK WHETHER THE PERSON
          FILING IS A:

     (f) [x] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (j)  [x]  Group, in accordance with Rule 13d-
               1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1 (c), check this box. [x]

     Items (a), (b), (c), (d), (e), (g), (h) and (i) hereof are not applicable. This Schedule 13G is being filed on behalf of the Trusts, filing pursuant to the Item 3(f) and (j) classifications, and on behalf of each trustee of the Trusts, filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters. Exhibit A discloses the relationship between all persons who are parties to this filing.

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                                             Page 12 of 16 Pages


ITEM 4.   OWNERSHIP.
     (a) Amount Beneficially Owned: See Row 9 of the second part of the cover page provided for each reporting person.

     (b) Percent of Class: See Row 11 of the second part of the cover page provided for each reporting person.

     (c) See Rows 5, 6, 7, and 8 of the second part of the cover page provided for each reporting person.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
          ANOTHER PERSON.
          The Trustees share dispositive power over dividends received by the Trusts, with dividends held for the benefit of each Trust's respective beneficiaries.

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
          WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE
          PARENT HOLDING COMPANY.
     Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
          GROUP.
     See Exhibit A.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
     Not applicable.

ITEM 10.  CERTIFICATION.
     By signing below, each signatory in the capacity of a Trustee of a Trust certifies that, to the best of his knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

     By signing below, each Trustee in his individual capacity certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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                                            Page 13 of 16 Pages

SIGNATURE:

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

BCSB BANKCORP, INC.
EMPLOYEE STOCK OWNERSHIP PLAN TRUST

     By Its Trustees:


     /s/ H. Adrian Cox                         February 11, 2000
     --------------------------                -----------------
      H. Adrian Cox, as Trustee                 Date


     /s/ Frank W. Dunton                       February 11, 2000
     --------------------------                -----------------
     Frank W. Dunton, as Trustee               Date



     /s/ Henry V. Kahl                         February 11, 2000
     --------------------------                -----------------
     Henry V. Kahl, as Trustee                 Date


BCSB BANKCORP, INC.
DEFERRED COMPENSATION PLAN TRUST

     By Its Trustees:


     /s/ H. Adrian Cox                         February 11, 2000
     --------------------------                -----------------
     H. Adrian Cox, as Trustee                 Date


     /s/ Frank W. Dunton                       February 11, 2000
     --------------------------                -----------------
     Frank W. Dunton, as Trustee               Date


     /s/ Henry V. Kahl                         February 11, 2000
     --------------------------                -----------------
     Henry V. Kahl, as Trustee                 Date

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                                            Page 14 of 16 Pages


BALTIMORE COUNTY SAVINGS BANK
EMPLOYEES' SAVINGS & PROFIT SHARING PLAN AND TRUST

     By:  Baltimore County Savings Bank, Its Trustee


   /s/ William M. Loughran                    February 11, 2000
   ---------------------------------------    -----------------
   William M. Loughran, Its Senior Vice       Date
   President

BALTIMORE COUNTY SAVINGS BANK FOUNDATION, INC.

     By Its Trustees:


     /s/ H. Adrian Cox                        February 11, 2000
     -------------------------                -----------------
     H. Adrian Cox, as Trustee                Date


     /s/ Frank W. Dunton                      February 11, 2000
     -------------------------                -----------------
     Frank W. Dunton, as Trustee              Date


     /s/ Henry V. Kahl                        February 11, 2000
     -------------------------                -----------------
     Henry V. Kahl, as Trustee                Date

BCSB BANKCORP, INC.
MANAGEMENT RECOGNITION PLAN TRUST


     By Its Trustees:


     /s/ H. Adrian Cox                        February 11, 2000
     -------------------------                -----------------
     H. Adrian Cox, as Trustee                Date


     /s/ Henry V. Kahl                        February 11, 2000
     -------------------------                -----------------
     Henry V. Kahl, as Trustee                Date


     /s/ John J. Panzer, Jr.                  February 11, 2000
     -------------------------                -----------------
     John J. Panzer, Jr. as Trustee           Date

                                           Page 15 of 16 Pages


/s/ H. Adrian Cox                             February 11, 2000
---------------------------------             -----------------
H. Adrian Cox, as an Individual               Date
    Stockholder


/s/ Frank W. Dunton                           February 11, 2000
---------------------------------             -----------------
Frank W. Dunton, as an Individual             Date
   Stockholder


/s/ Henry V. Kahl                             February 11, 2000
 ---------------------------------            -----------------
Henry V. Kahl, as an Individual               Date
   Stockholder

/s/ John J. Panzer, Jr.                       February 11, 2000
---------------------------------             -----------------
John J. Panzer, Jr., as an Individual         Date
   Stockholder

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                                             Page 16 of 16 Pages

Exhibit A

     The assets of the ESOP Trust, DCP Trust, MRP Trust and Foundation are held in trust by the Trustees, who have a fiduciary duty to act in the best interests of each Trust's respective beneficiaries. The assets of the Savings Plan Trust are held in trust by Baltimore County Savings Bank (in its capacity as trustee of the Savings Plan Trust), which has a fiduciary duty to act in the best interests of that Trust's beneficiaries. As directors of the Bank, the Trustees share voting and dispositive powers over the assets of the Savings Plan Trust. In their capacities as Trustees of all of the Trusts, the Trustees generally hold all shares of the Issuer's common stock for the benefit of the beneficiaries of the respective Trusts.

     The ESOP Trust, the DCP Trust, MRP Trust and the Savings Plan Trust are filing pursuant to Rule 13d-1(b)(1)(ii)(F) and Rule 13d-1(b)(1)(ii)(J). The Foundation and the Trustees are filing pursuant to Rule 13d-1(c) and applicable SEC no-action letters.